For Release:   IMMEDIATELY

Contact:       JAMES HYMAN, PRESIDENT        (908) 730-7630    PRESS RELEASE
               ADRIAN MADONIA, JR            (908) 788-9660
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                     UNITY BANCORP, INC. RELEASE PRELIMINARY
                          FOURTH QUARTER 1996 EARNINGS

CLINTON, NEW JERSEY, FEBRUARY 5, 1997...UNITY BANCORP, INC. (AMEX: UBI), parent of First community Bank, announced today the preliminary results for the fourth quarter of 1996.

The results indicate the Company's fourth quarter earnings will rise 102.7% to $415,100 from $204,800 for the previous year. Earnings per share for the fourth quarter in 1996 grew 47.1% to $.25, compared to $.17 in 1995. Per share earnings are adjusted to reflect a 5-for-4 stock split in October 1996. The earnings growth capped a quarter during which the corporation self-underwrote an over-subscribed capital offering for more than $5.5 million.

Total assets will close at $172.7 million, a growth of 41.8% over the 1995 total of $121.8 million, while year-end Total Equity will equal almost $18 million; a 112% increase over 1995's total of $8.8 million.

UNITY BANCORP, INC.'S subsidiary First Community Bank (AMEX: UBI) is a community oriented full-service commercial bank, providing a wide range of business and consumer financial services through its main office in Clinton and its five branches located in North Plainfield, Flemington, Springfield, Scotch Plains and Union, New Jersey. The bank is a Preferred Lender in New Jersey, Pennsylvania, New York and Delaware under the United States Small Business Guarantee Loan Program.